Exhibit 99.1

FOR IMMEDIATE RELEASE

SunPower Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpowercorp.com

Media
Helen Kendrick
408-240-5585
Helen.Kendrick@sunpowercorp.com

SunPower Announces Upcoming Maturity of its 4.75 Percent Senior Convertible Debentures due 2014

SAN JOSE, Calif., April 1, 2014 – SunPower Corp. (NASDAQ: SPWR) today announced that its 4.75 percent senior convertible debentures due 2014 will mature on April 15, 2014, the maturity date. The debentures were issued beginning April 28, 2009 in a total principal amount of $230 million through a public offering. As of April 1, 2014 an aggregate principal amount of $229.96 million of the debentures have not yet been converted and remain issued and outstanding.

According to the base indenture and the third supplemental indenture governing the debentures, holders have the right, but are not obligated, to convert the debentures into shares of SunPower’s common stock at any time before 5:00 p.m. EDT on Monday, April 14, 2014 (the conversion deadline), which is the business day immediately preceding the maturity date. Holders who convert before the conversion deadline are also entitled to receive any accrued and unpaid interest up to, but not including, the maturity date. The current conversion rate is 37.8788 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $26.40 per share), which is subject to adjustment in the event of certain fundamental changes. Holders must properly elect to convert their debentures before the conversion deadline in order to receive shares.

Holders who do not convert their debentures before the conversion deadline will only be entitled to receive $1,000 in cash for each $1,000 in principal amount of debentures, together with any accrued and unpaid interest up to, but not including, the maturity date.

To properly elect to convert any debenture before the conversion deadline, a holder must: (i) in the case of debentures held through the Depository Trust Company (DTC), deliver to DTC the appropriate instruction form for conversion per DTC’s conversion program and, if required under the base and supplemental indentures, pay certain tax-related amounts, or (ii) in the case of certificated debentures, complete and sign the conversion notice on the back of the debentures, deliver the completed conversion notice and the debentures to the conversion agent along with any required endorsements and transfer documents, and, if required, pay certain tax-related amounts.

On April 28, 2009, SunPower publicly filed a prospectus supplement with the Securities and Exchange Commission that describes the debentures; the base indenture was filed on a Form 8-K on February 8, 2007; and the third supplemental indenture, which includes additional information about holders’ conversion rights and proper conversion procedures, was filed on a Form 8-K on May 6, 2009. These documents are also available on SunPower’s Investor Relations website at http://investors.sunpower.com/sec.cfm.

Wells Fargo Bank, National Association, is the trustee for the holders of the debentures and the paying agent and the conversion agent under the indenture. Questions addressed to Wells Fargo Bank, National Association, including questions relating to conversion or payment mechanics, may be directed to Bondholder Communications, telephone number +1 (800) 344-5128 and address Wells Fargo Bank, N.A., Northstar East Building, 608 2nd Ave. So., 12th Floor, Minneapolis, Minn.

About SunPower
SunPower Corp. (NASDAQ: SPWR) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company’s quarter century of experience and guaranteed performance to provide maximum return on investment throughout the life of the solar system. Headquartered in San Jose, Calif., SunPower has offices in North America, Europe, Australia, Africa and Asia. For more information, visit www.SunPower.com.

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